FOR IMMEDIATE RELEASE

NORWOOD FINANCIAL CORP. ANNOUNCES  RECEIPT
OF REGULATORY APPROVALS FOR ACQUISITION
OF DELAWARE BANCSHARES, INC.

(June 22, 2016) Honesdale, PA – Norwood Financial Corp. (NASDAQ Global Market: NWFL), the holding company for Wayne Bank headquartered in Honesdale, Pennsylvania, announced that it had received final regulatory approvals for its proposed acquisition of Delaware Bancshares, Inc. and its wholly owned subsidiary, The National Bank of Delaware County.  Subject to the satisfaction of various closing conditions including the approval of the merger by Delaware's shareholders at a special meeting to be held on June 24, 2016, the closing for the acquisition remains on track for the third quarter.

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp. commented "The staffs of both organizations are busy working to integrate The National Bank of Delaware County and Wayne Bank.  We expect our consolidated larger Bank to offer expanded products and services in our combined market areas.  We look forward to satisfying the remaining closing conditions and welcoming Delaware Bancshares' stockholders, customers and employees."

Norwood Financial Corp, through its subsidiary Wayne Bank, operates fifteen offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania.  The Company's stock is traded on the NASDAQ Global Market, under the symbol "NWFL".

Delaware Bancshares, Inc., the parent company of The National Bank of Delaware County, operates from twelve offices located in Delaware and Sullivan Counties, New York.  Quotations for its stock are available on the OTC Pink Marketplace under the symbol "DBAI".

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Norwood Financial and Delaware Bancshares. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Norwood Financial and Delaware Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Norwood Financial and Delaware Bancshares are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Norwood Financial files with the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with Norwood Financial's proposed acquisition of Delaware Bancshares, Norwood Financial has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus, dated May 6, 2016, which has been mailed to Delaware stockholders.  Investors are urged to read these materials, and any other documents filed by Norwood Financial with the SEC, because they contain or will contain important information about Norwood Financial and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Norwood Financial with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov.

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Contact: Norwood Financial Corp. William S. Lance, Chief Financial Officer, (570) 253-1455.